Exhibit 5.1

Our ref VSL/715660-000001/29609673v2
BeyondSpring Inc.
100 Campus Drive, West Side
4th Floor, Suite 410
Florham Park, New Jersey 07932

12 June 2024 Dear Sirs,

BeyondSpring Inc.
We have acted as Cayman Islands legal advisers to BeyondSpring Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto, filed with the Securities and Exchange Commission (the “SEC”) under the
U.S. Securities Act of 1933 on 2 July 2021, as amended to date (the “Registration Statement”) relating to the offering by the Company of certain ordinary shares of par value US$0.0001 each (the “Shares”) and the prospectus supplement to the Registration Statement dated 12 June 2024 (the “Prospectus Supplement”), relating to the sale of 1,271,187 Shares (the “Sale Shares”) by the Company in accordance with the Securities Purchase Agreement dated 12 June 2024 entered into between the Company and the investors named therein (the “Securities Purchase Agreement”).
We are furnishing this opinion as Exhibits 5.1 and 23.1 to the Registration Statement.
1	Documents Reviewed
For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 21 November 2014.
1.2
The amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 24 February 2017 and effective immediately prior to the completion of the Company’s initial public offering of the Shares (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company (the “Board”) dated 29 May 2024 and 12 June 2024 (the “Resolutions”).
1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).
1.5	A certificate of good standing dated 21 May 2024, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

Maples and Calder (Hong Kong) LLP

26th Floor Central Plaza 18 Harbour Road Wanchai Hong Kong

Tel +852 2522 9333 Fax +852 2537 2955 **maples.com**

Resident Hong Kong Partners: Ann Ng (Victoria (Australia)), Aisling Dwyer (British Virgin Islands),
John Trehey (New Zealand), Matthew Roberts (Western Australia (Australia)), Terence Ho (New South Wales (Australia)), L.K. Kan (England and Wales),
W.C. Pao (England and Wales), Richard Spooner (England and Wales), Sharon Yap (New Zealand), Everton Robertson (Cayman Islands),
Nick Stern (England and Wales), Juno Huang (Queensland (Australia)), Karen Pallaras (Victoria (Australia)), Joscelyne Ainley (England and Wales),
Andrew Wood (England and Wales)

Non-Resident Partners: Jonathan Green (Cayman Islands)

Cayman Islands Attorneys at Law | British Virgin Islands Solicitors

1.6	The Registration Statement.
1.7	The Prospectus Supplement.
1.8	The Securities Purchase Agreement.
2	Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1
Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.
2.3
There is nothing under any law (other than the law of the Cayman Islands), and there is nothing contained in the minute book or corporate records of the Company (which we have not inspected), which would or might affect the opinions set out below.

2.4
The Securities Purchase Agreement has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.5
The Securities Purchase Agreement is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.6
The choice of the laws of the State of New York as the governing law of the Securities Purchase Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the state and federal courts sitting in the City of New York, Borough of Manhattan and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.7	The Company has, or will have, sufficient authorized but unissued Shares in its authorized share capital to enable the Company to issue the Sale Shares.
2.8	The Company will receive money or money’s worth in consideration for the issue of the Sale Shares, and none of such Sale Shares will be issued for less than their par value.

2.9	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the

Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Securities Purchase Agreement.
2.10
There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Securities Purchase Agreement.

2.11
No monies paid to or for the account of any party under the Securities Purchase Agreement or any property received or disposed of by any party to the Securities Purchase Agreement in each case in connection with the Securities Purchase Agreement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.12	The issue of the Sale Shares under the Securities Purchase Agreement will be of commercial benefit to the Company.
2.13	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Sale Shares.
3	Opinion
Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.
3.2	The authorised share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each.
3.3
The issue and allotment of the Sale Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and the Securities Purchase Agreement, such Shares will be legally issued and allotted, fully paid and non- assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications
The opinions expressed above are subject to the following qualifications:
4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.
4.2	The obligations assumed by the Company under the Securities Purchase Agreement will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)
enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors;

(b)
enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)
where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)
the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;
(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;
(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;
(i)
the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Securities Purchase Agreement in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)
we reserve our opinion as to the enforceability of the relevant provisions of the Securities Purchase Agreement to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)
a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Securities Purchase Agreement whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

4.3	Applicable court fees will be payable in respect of the enforcement of the Securities Purchase Agreement.
4.4
We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Securities Purchase Agreement.

4.5
In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K incorporated by reference into the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.
Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP
Encl